EXHIBIT 99.1

PRESS RELEASE

Oppenheimer Retires 88% of Exchangeable Debentures

July 31, 2006. Toronto and New York.   Today, Oppenheimer Holdings Inc. (OPY on the NYSE and TSX) announced that it repurchased from Canadian Imperial Bank of Commerce (“CIBC”) $140,822,400 of the outstanding variable rate exchangeable debentures issued by the Company's wholly-owned subsidiary E. A. Viner International Inc. ("Viner") to CIBC as part of the consideration for the acquisition of CIBC's U.S. Private Client and Asset Management Divisions in 2003.  These debentures were exchangeable for approximately 6.1 million Class A non-voting shares of the Company (approximately 31% of the Class A Shares on a fully diluted basis) on January 2, 2013 at the rate of $23.20 per share.  The agreement with CIBC provides that the balance of the outstanding debentures ($20 million) are to be repurchased on October 31, 2006 or sooner at the Company’s option.  Morgan Stanley Senior Funding Inc. has provided senior secured credit facilities in the amount of $125 million at a floating interest rate based on LIBOR (London Interbank Offering Rate).  The balance has been funded by bank loans and internally available funds.

The Company, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a full range of financial services from 82 offices in 21 states and 2 foreign jurisdictions. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, the Company offers online discount brokerage and dollar-based investing services.

This press release includes certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

FOR FURTHER INFORMATION:

A.G. LOWENTHAL - (212) 668-8000          or            E.K. ROBERTS - (416) 322-1515